UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2019

Eldorado Resorts, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36629	46-3657681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Liberty Street, Suite 1150 Reno, NV	89501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (775) 328-0100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001, par value	ERI	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

On June 17, 2019, (i) Eldorado Resorts, Inc., a Nevada corporation (the “Company”), and its wholly-owned subsidiaries MTR Gaming Group, Inc., a Delaware corporation (“MTR”), and Isle of Capri Casinos LLC, a Delaware limited liability company (“IOC” and together with MTR, the “Sellers”), entered into an Equity Purchase Agreement (the “Equity Purchase Agreement”) with Century Casinos, Inc. (“Century”) and VICI Properties L.P., a Delaware limited partnership (“PropCo” and together with Century, collectively, the “Acquirors”) and (ii) MTR, IOC and PropCo entered into a Real Estate Purchase Agreement (the “Real Estate Purchase Agreement” and together with the Equity Purchase Agreement, the “Transaction Agreements”), pursuant to which (A) PropCo will purchase for $278,000,000 the real property relating to Lady Luck Casino Caruthersville, Isle Casino Cape Girardeau and Mountaineer Casino, Racetrack & Resort (the “Properties,” and such sale, the “Real Estate Sale”) and (B) immediately thereafter, Century will purchase for $107,000,000 all of the outstanding equity interests in Mountaineer Park, Inc., a West Virginia corporation, IOC-Caruthersville, LLC, a Missouri limited liability company, and IOC-Cape Girardeau, LLC, a Missouri limited liability company (the “Equity Sale”), for aggregate consideration of $385,000,000 (the “Sale”).

The Transaction Agreements contain customary representations, warranties, covenants and indemnification obligations. Consummation of the Sale is subject to customary conditions, including, among other things, (i) the absence of any injunction or order preventing the transactions contemplated by the Transaction Agreements, (ii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) receipt of regulatory approvals, including applicable gaming regulatory approvals, (iv) receipt of specified third-party consents, (v) accuracy of the respective parties’ representations and warranties, (vi) compliance by the parties with their respective covenants and obligations, and (vii) no material adverse effect, material casualty event or material condemnation event occurring with respect to the Properties. The obligation of the Acquirors to consummate the Sale is not subject to a financing condition.

The Equity Purchase Agreement may be terminated by the Company, Sellers, Century or PropCo under certain circumstances, including if (i) closing does not occur by March 17, 2020, subject to three two-month extensions under certain circumstances, (ii) there is a final determination by the applicable gaming authority not to issue the gaming approvals required to consummate the Sale, or either Acquiror formally and finally withdraws its application for any such gaming approvals in response to a possible or impending denial of such approvals or (iii) there is a final, non-appealable order preventing the consummation of the Sale. In addition, the Acquirors can terminate the Equity Purchase Agreement if a material casualty, condemnation or other event having a material adverse effect on either the Lady Luck Casino Caruthersville or Isle Casino Cape Girardeau and Mountaineer Casino, Racetrack & Resort occurs, and can terminate the transaction only with respect to the Mountaineer Casino, Racetrack & Resort if a material casualty, condemnation or other event having a material adverse effect on the Mountaineer Casino, Racetrack & Resort occurs. If the Equity Purchase Agreement is terminated in certain circumstances as a result of the failure of Century or PropCo to obtain regulatory approvals (including gaming approvals), then Century and/or PropCo may be obligated to pay the Company a termination fee of up to $13,475,000 in the aggregate or up to $9,047,500 in the aggregate if a termination only with respect to Mountaineer occurs. The Real Estate Purchase Agreement will automatically terminate if the Equity Purchase Agreement is terminated in accordance with its terms.

A copy of the Equity Purchase Agreement and the Real Estate Purchase Agreement is attached hereto as Exhibit 2.1 and Exhibit 2.2, respectively, and is incorporated herein by reference. The foregoing description of the Transaction Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Transaction Agreements.

Item 7.01.	Regulation FD Disclosure.

On June 17, 2019, the Company issued a press release announcing the transaction described in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

2.1*	Equity Purchase Agreement, dated as of June 17, 2019, by and among Isle of Capri Casinos LLC, MTR Gaming Group, Inc., Century Casinos, Inc., VICI Properties L.P. and, solely for purposes of Section 9.17, Eldorado Resorts, Inc.

Exhibit No.	Description

2.2	Real Estate Purchase Agreement, dated as of June 17, 2019, by and among Isle of Capri Casinos LLC, MTR Gaming Group, Inc. and VICI Properties L.P.

99.1	Press Release dated June 17, 2019

*

The Company has omitted schedules and similar attachments to the subject agreement pursuant to Item 601(b) of Regulation S-K. The Company will furnish a copy of any omitted schedule or similar attachment to the SEC upon request and hereby undertakes to furnish supplemental copies of any of the omitted schedules or similar attachments upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedules or attachments so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELDORADO RESORTS, INC., a Nevada corporation
Date: June 17, 2019	By:	/s/ Thomas R. Reeg
Name: Thomas R. Reeg
Title: Chief Executive Officer